Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:

Joelle Fitzgerald
salesforce.com
Investor Relations
415-536-6250
jfitzgerald@salesforce.com

Jane Hynes

salesforce.com

Public Relations

415-901-5079

jhynes@salesforce.com

Salesforce.com Announces 13,300 Customers and 214,000 Paying Subscribers

Worldwide as of December 31, 2004

Salesforce.com First On Demand CRM to Exceed 200,000 Subscribers;

Company Reiterates Fiscal Fourth Quarter 2005 Guidance

SAN FRANCISCO, Calif. – January 11, 2005 — Salesforce.com [NYSE: CRM], the market and technology leader in on demand customer relationship management, today announced that as of December 31, 2004, the company’s customer base has grown to approximately 13,300 customers and approximately 214,000 paying subscribers worldwide.

This includes approximately 2,000 subscribers which the company had previously excluded from the subscriber count pending satisfaction of certain specific technology requirements.

“We are pleased with our progress to date this quarter, and our November and December bookings make us confident in the guidance for this quarter that we provided in our third quarter report,” said Steve Cakebread, salesforce.com chief financial officer. “Results have been solid across all of our major geographies, and our business has remained strong across all customer segments.”

In addition, salesforce.com is reiterating its fiscal fourth quarter 2005 financial guidance, which was provided on November 17, 2004:

•	Total revenue is estimated to be between approximately $51 million and $52 million.

•	Earnings per share is estimated to be between $0.01 and $0.02 per diluted share.

About salesforce.com

Salesforce.com is the market and technology leader in on-demand customer relationship management (CRM). Through its award-winning salesforce.com family of products including Salesforce.com (http://www.salesforce.com) and Supportforce.com (http://www.supportforce.com), the company provides a comprehensive suite of CRM applications to help enterprises of all sizes, industries and geographies meet the complex challenge of sharing and managing information on-demand. Salesforce.com and Supportforce.com are built on the sforce client/service integration platform and include the Customforce.com toolkit for complete on-demand customization. Sforce (http://www.sforce.com) and Customforce.com (http://www.customforce.com) allow customers and independent software vendors to customize and integrate salesforce.com’s products, as well as build their own on-demand enterprise applications. As of December 31, 2004, salesforce.com manages customer information for approximately 13,300 customers and approximately 214,000 paying subscribers including Advanced Micro Devices (AMD), America Online (AOL), Automatic Data Processing (ADP), Avis/Budget Rent A Car (Cendant

Rental Car Group), Dow Jones Newswires, Nokia, Polycom and SunTrust Banks. Salesforce.com has headquarters in San Francisco, with offices in Europe and Asia, and trades on the New York Stock Exchange under the ticker symbol “CRM.” For more information please visit http://www.salesforce.com, or call 1-800-NO-SOFTWARE.

Salesforce.com is a registered trademark of, and sforce, Customforce.com and Supportforce.com are trademarks of, salesforce.com, Inc., San Francisco, California. Other names used may be trademarks of their respective owners.

Cautionary Statement

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about expected revenue and earnings for the fourth quarter of fiscal year 2005 that involve risks, uncertainties and assumptions. If any such uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make.

The risks and uncertainties referred to above include – but are not limited to – risks associated with our new business model, our history of operating losses, the possibility that we will not remain profitable, possible fluctuations in our operating results and rate of growth, errors, interruptions or delays in our service or our Web hosting, breach of our security measures, the immature market in which we operate, our relatively limited operating history, our ability to hire, retain and motivate our employees and manage our growth, competition, new releases of our service, successful customer deployment and utilization, selling to larger enterprise customers and the possible negative financial statement impact of new accounting rules such as the proposal to expense stock options. Further information on these and other factors that could affect our financial results is included in the reports on Form 10-Q and 8-K and in other filings we make with the Securities and Exchange Commission from time to time, including factors in our report on Form 10-Q for the period ended October 31, 2004 filed with the SEC on November 22, 2004. These documents are available on the SEC Filings section of the Investor Information section of our website at www.salesforce.com/investor.

The subscriber and customer numbers presented above are approximate numbers for the period stated, are net of any customer or subscriber losses in the same period, represent our business at a single point in time and should not be viewed as predictive of our future subscriber or customer base. In addition, since we recognize revenue over the term of an agreement with a customer (typically 12-24 months), additional customers and subscribers may not have an immediate or substantial impact on our subscription and support revenues and therefore should not be used as a basis for predicting our revenues, expenses or growth rate.